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                               ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement (the "Agreement"), between Columbia Outfitters, Inc., an Oregon Corporation ("Seller") and Columbia Sportswear Company ("Buyer"), is entered into as of March 4, 1998.

                                    RECITALS

     Buyer desires to purchase and Seller desires to sell substantially all of the assets used in the operation of Seller's business (the "Business"), on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

     In consideration of the mutual covenants and benefits contained in this Agreement, the parties agree as follows:

SECTION 1.  PURCHASE AND SALE OF ASSETS

            1.1 SALE OF ASSETS. On the terms and subject to the conditions of this Agreement, Seller agrees to sell, convey, assign, transfer and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from Seller, the properties, rights, and assets set forth below (the "Purchased Assets"):

                 1.1-1 TANGIBLE PERSONAL PROPERTY. The tangible personal property relating to or used in the operation of the Business set forth in
SCHEDULE 1.1-1 to this Agreement (the "Tangible Personal Property").

                 1.1-2 INTANGIBLE PROPERTY. All of Seller's right, title and interest in and to trademarks, trade names, service marks or other proprietary rights relating to the Business, including but not limited to rights to the name "Columbia Outfitters" and the goodwill associated therewith and with the Business.

                 1.1-3 CUSTOMER ACCOUNTS AND RECORDS. All of Seller's right, title and interest in and to Seller's customer accounts and customer correspondence as of the Closing Date, including all related customer lists, quotations, historical data, sales and marketing aids, catalogs, files, books and records.

                 1.1-4 LICENSES AND PERMITS. To the extent transferable, any licenses, permits, certificates or approvals relating to the Business, including but not limited to such items listed on SCHEDULE 1.1-4.

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                 1.1-5  CONTRACTS.  All rights, benefits and interests of Seller under the contracts, commitments or understandings set forth on SCHEDULE 1.1-5 to this Agreement, and under any contracts, commitments or understandings entered into in connection with the Business in the ordinary course of business and with the consent of Buyer between the date of this Agreement and the Closing Date (the "Contracts").

                 1.1-6 TELEPHONE NUMBERS; WORLDWIDE WEB SITE. All Seller's rights to telephone numbers and to the Worldwide Web site (including domain name) relating to the Business.

                 1.1-7  CASH AND CASH EQUIVALENTS.  Cash in the amount of $500.

                 1.1-8 CAUSES OF ACTION. All causes in action, causes of action and other similar rights of Seller as of the Closing Date.

                 1.1-9 ADDITIONAL PERSONAL PROPERTY. It is acknowledged that there are various items of additional personal property on the Business premises (the "Additional Personal Property") as more specifically identified on Schedule 1.1-9, which were heretofore provided by Buyer to Seller, which Additional Personal Property shall be left by Seller on the Business premises for Buyer. Title to said Additional Personal Property shall pass to Buyer, without warranty, upon closing of this sale. No value is assigned to this personal property.

            1.2 EXCLUDED ASSETS. Assets excluded from sale and purchase under this Agreement are all assets of Seller not set forth above in Section
1.1. It is specifically acknowledged that Seller is retaining ownership of the following computer hardware: 1 file server, 1 monitor, 1 keyboard, and 1 printer, which are currently maintained at the location of the Business, but utilized by Seller's shareholders for their personal business. Said items of computer hardware shall be left on the Business premises during the term of the Consulting Agreement referred to hereinafter, and shall be removed by Seller upon the termination of said Consulting Agreement.

            1.3 PURCHASE PRICE AND PAYMENT; ASSUMPTION OF LIABILITIES. The purchase price (the "Purchase Price") for the Purchased Assets shall be:

                 1.3-1     CASH PAYMENT.  Subject to adjustment pursuant to
Section 1.3-2, Buyer shall pay to Seller $1,426,500 (the "Cash Payment"). On the Closing Date Buyer shall deliver to Seller by check or wire transfer $1,401,500. The remainder of the Cash Payment ($25,000) shall be paid by Buyer to Seller within five business days of a final determination of the adjustment, if any, of the Cash Payment pursuant to Section 1.3-2.

                 1.3-2 ADJUSTMENT OF CASH PAYMENT. The Cash Payment shall be adjusted to the extent that the total value of inventory as of the Closing Date, valued at acquisition cost, plus freight, varies from the sum of $386,000. It is acknowledged that the

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inventory of the Business at cost as of February 19, 1998, was the sum of
$371,000, plus $15,000 for freight, for a total value of $386,000. Said inventory has changed and will continue to change until the close of business on March 4, 1998, due to sales of merchandise and acquisition of additional merchandise in the normal course of business. As of the close of business on March 4, 1998, the value of the inventory at Seller's cost, plus $15,000 for freight (the "Inventory Value"), shall be determined by adjusting for acquisition and sales of merchandise from February 19, 1998 thru March 4, 1998, based on Seller's cash register receipts and computer sales records.
To the extent the Inventory Value is less than $386,000, the remainder of the Cash Payment due to Seller shall be decreased by a corresponding amount. To the extent the Inventory value exceeds $386,000, the Cash Payment will be increased by a corresponding amount.

                 1.3-3 NO LIABILITIES ASSUMED. Buyer will not assume and will not be liable for any liabilities of Seller, known or unknown, contingent or absolute, accrued or other, and the Purchased Assets shall be free of all liabilities, obligations, liens and encumbrances, excepting those obligations owing pursuant to the Contracts set forth in Schedule 1.1-5.

            1.4 PRORATION. All utilities (including power, water, phone, gas, etc.) utilized by Seller in connection with the Business premises located at 55 N.W. Wall Street, Building A, Bend, Oregon, shall be prorated between Seller and Buyer as of the Closing Date. All personal property taxes for the 1997-98 fiscal year commencing July 1, 1997 and extending through June 30, 1998 levied or to be levied against the Purchased Assets located in the State of Oregon shall be prorated between Buyer and Seller as of the Closing Date.

            1.5 ALLOCATION OF PURCHASE PRICE. Buyer and Seller agree that the Purchase Price shall be allocated among the Purchased Assets as follows:

                    Goodwill                            $  1,000,000
                    Equipment & Supplies                $     40,000
                    Inventory                           $    386,000
                    Cash                                $        500
                                                        ------------
                                      Total             $  1,426,500

     * The actual amount of the Purchase Price allocated to inventory shall be adjusted to correspond to the Inventory Value determined pursuant to
     Section 1.3-2. The parties agree to report this transaction for state and federal tax purposes in accordance with the foregoing allocation of the Purchase Price and not to file any tax return or report or otherwise take any position with federal or state tax authorities which is inconsistent with such allocation.

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            1.6  FURTHER ASSURANCE.  From time to time after the Closing
Date, Buyer and Seller will use their best efforts to execute and deliver such other instruments of conveyance, assignment, transfer and delivery and will take such other actions as Buyer or Seller reasonably may request in order to more effectively transfer, convey, assign and deliver to Buyer, and to place Buyer in possession and control of, any of the Purchased Assets, or to enable Buyer to exercise and enjoy all rights and benefits of Buyer with respect thereto.

            1.7 IN-STORE CREDITS. It is acknowledged that Seller has approximately $5,000 outstanding in customer in-store credits for gift certificates and returned merchandise. Buyer agrees to honor Seller's in-store credits for a period of one year from date of Closing, up to and including March 4, 1999. In the event a customer makes a claim for in-store credit and presents appropriate documentation to verify that said customer is entitled to said credit, Buyer shall honor said credit. Buyer shall notify Seller on a monthly basis of any in-store credits so honored by Buyer, and Seller shall, within a period of ten days after receipt of said notification, reimburse Buyer for the amount of said in-store credits honored by Buyer. After March 4, 1999, any unused in-store credits previously extended by Seller shall be null and void and Seller shall not be obligated to reimburse Buyer for any in-store credits honored by Buyer thereafter.

SECTION 2.  CLOSING

            2.1 CLOSING DATE AND PLACE. The transfer of the Purchased Assets contemplated hereby shall take place at a closing ("Closing") on March 4, 1998 (the "Closing Date") at such time and place agreed to by the parties.
 The Closing may occur by means of facsimile and overnight delivery.

            2.2 SELLER'S CLOSING DELIVERIES. At the Closing, Seller shall deliver to Buyer such executed bills of sale and assignments, in form reasonably satisfactory to Buyer and Buyer's counsel, as are necessary to transfer and convey to Buyer all of Seller's right, title and interest in and to the Purchased Assets.

            2.3 BUYER'S CLOSING DELIVERIES. At the Closing Buyer shall deliver to Seller the Purchase Price in the manner provided in Section 1.3 of this Agreement.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller hereby represents and warrants as follows:

            3.1 STATUS AND OWNERSHIP. Seller is a corporation duly organized, validly existing, and in good standing under the laws of Oregon and is duly qualified and in good standing as a foreign corporation in each jurisdiction where its properties or its business conducted require such qualification, except where the failure to so qualify or be in good standing would not have a material adverse effect on Seller. Seller has all requisite corporate power and authority to own, operate, and lease its property and to carry on its business as it

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is now being conducted.  Seller has the corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Frank and Kathy Deggendorfer together own 100 percent of the capital stock of Seller.

            3.2 AUTHORITY. This Agreement has been duly and validly executed and delivered by Seller and is binding upon and enforceable against Seller in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

            3.3 NO ADVERSE CONSEQUENCES. Neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated by this Agreement will

                 3.3-1     result in the creation or imposition of any lien,
charge or encumbrance on any of the Purchased Assets,

                 3.3-2     violate any law, judgment, order, injunction,
decree, rule, regulation or ruling of any governmental authority applicable to Seller, the Purchased Assets or the Business, or

                 3.3-3     either alone or with the giving of notice or the
passage of time or both, conflict with, constitute grounds for termination or acceleration of, result in the breach of the terms, conditions or provisions of, result in the loss of any benefit to the Seller under or constitute a default under any agreement, instrument, license or permit to which Seller is a party or by which it is bound.

            3.4 COMPLIANCE WITH LAWS. Seller's conduct of the Business is not in violation of any applicable laws or regulations, other than violations which singly or in the aggregate do not, and, with the passage of time will not, have a material adverse effect on the Business. Seller is not subject to any outstanding order, writ, injunction or decree which materially and adversely affects the results of operations, financial condition or prospects of the Business, and Seller and the Business have not been charged with, or, to the knowledge of Seller, threatened with a charge of, a violation of any provision of federal, state or local law or regulation which would have a material adverse effect on the Business.

            3.5 PERSONAL PROPERTY. SCHEDULE 1.1-1 contains an accurate list of all the Tangible Personal Property owned by Seller being sold to Buyer pursuant to this Agreement.

            3.6 TITLE TO ASSETS. Seller has good and marketable title to the Purchased Assets, free and clear of all claims, liens, encumbrances or restrictions of any kind.

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            3.7  CONTRACTS.  Each of the Contracts, including those listed on
SCHEDULE 1.1-5, is valid, binding and enforceable by Seller in accordance with its terms and is in full force and effect. There is no existing default or violation by Seller under any Contract and no event has occurred which (whether with or without notice, lapse of time or both) would constitute a material default of Seller under any Contract.

            3.8 LEGAL PROCEEDINGS. There is no claim, litigation, action or proceeding threatened or pending against Seller or the Business, which if adversely determined would have a material adverse effect on the Business or the transactions contemplated hereby, and, to the best of Seller's knowledge, there is no basis for any such claim, litigation, action or proceeding.

            3.9 TAXES. Seller has filed in correct form all personal property tax returns relating to the Business that are required to be filed, and has paid all the taxes shown on said returns and all the assessments received by it to the extent that these taxes and assessments have become due.

            3.10 FINANCIAL STATEMENTS. Seller has previously furnished to Buyer financial records of the Business for the years ending December 31, 1996 and 1997, and for any subsequent periods prior to the Closing Date, including but not limited to tax returns prepared for such periods (collectively, the "Financial Records"). The Financial Records accurately and fairly present the financial position of the Business as of the dates indicated and the results of operations for the periods then ended.

SECTION 4.  COVENANTS OF SELLER

            4.1 INTERIM CONDUCT OF THE BUSINESS. Seller covenants to Buyer that, from the date hereof to the Closing, Seller will conduct the Business only in the ordinary and usual course as now being conducted.

            4.2 CHANGE OF NAME. As soon as practical after the Closing, Seller will change its name and will cooperate with Buyer to cause Buyer's right to use the name Columbia Outfitters to be established in the jurisdictions in which Buyer proposes to conduct its business.

            4.3 CONDITIONS AND BEST EFFORTS. Seller shall use its best efforts to complete the transactions contemplated by this Agreement and will do all acts and things which may be required to carry out Seller's obligations hereunder to complete the transactions contemplated by this Agreement.

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SECTION 5.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     All representations and warranties made herein, and the liabilities of the parties for the breach or inaccuracy of any such representation or warranty shall survive the Closing Date and the consummation of the transactions contemplated hereby for a period of two years.

SECTION 6.  TERMINATION AND ABANDONMENT

     In addition to other rights of rescission and abandonment available at law or in equity, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by mutual consent of Buyer and Seller.

SECTION 7.  CONDITIONS TO CLOSING

            7.1 MUTUAL CONDITIONS. The obligations of Buyer and Seller are subject to the satisfaction, at or prior to Closing, of the following conditions:

                 7.1-1     LEASE AGREEMENT.  A lease between the Frank
Deggendorfer Trust UTD 12/23/92, as landlord, and Buyer, as tenant, relating to the premises located at Building A, 55 Northwest Wall in Bend, Oregon where the Business is currently operated shall have been executed.

                 7.1-2     TRANSITION MANAGEMENT AGREEMENT.  A transition
management agreement pursuant to which Frank and Kathy Deggendorfer will assist Buyer in the preliminary operation of a business using the Purchased Assets shall have been executed.

            7.2 BUYER'S CONDITIONS. The obligations of the Buyer are subject to the satisfaction, at or prior to Closing, of the following conditions:

                 7.2-1     ACCURACY OF REPRESENTATION AND WARRANTIES.  The
representations and warranties of Seller shall be accurate and true as of the date of Closing. All of the terms, covenants or conditions to be complied with or performed by Seller, or Seller's shareholders, at or prior to the Closing shall have been performed or complied with by them.

                 7.2-2     NO ADVERSE EFFECTS.  No event or circumstance
shall have arisen that could reasonably be expected to have a material adverse effect on the Business.

                 7.2-3     CONSENTS.  All third party consents necessary for
the consummation of the transactions contemplated by this Agreement shall have been obtained.

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SECTION 8.  MISCELLANEOUS

            8.1 ENTIRE AGREEMENT. This Agreement (including all Exhibits, Schedules and documents attached or delivered pursuant hereto) embodies the entire agreement and understanding of the parties hereto in relation to the subject matter hereof and supersedes any and all prior understandings and agreements, whether written or oral, in regard to such matters.

            8.2 BINDING AGREEMENT; SUCCESSION. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

            8.3 WAIVER. Any of the terms or conditions of this Agreement may be waived at any time and from time to time by the party entitled to the benefit of such terms or conditions; however, no party shall be deemed to have waived any rights hereunder or under any other agreement unless such waiver shall be in writing and signed by the party, or the party's representative. No delay or omission on the part of any party in exercising any right shall operate as a waiver of such right or any other right. A waiver by any party of a breach of a provision of this Agreement shall not constitute a waiver of or prejudice the party's right otherwise to demand strict subsequent compliance with that provision or any other provision.

            8.4 FEES AND EXPENSES. All fees and expenses incurred by Seller in connection with this Agreement shall be borne by Seller and all fees and expenses incurred by Buyer shall be borne by Buyer.

            8.5 ATTORNEYS' FEES. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in connection with that action or proceeding and in any petition for appeal or appeals therefrom, in addition to any other relief to which it or they may be entitled.

            8.6 NOTICES. All notices, requests and other communications given by Buyer or Seller shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited into the United States mail, postage prepaid, as certified or registered mail, to the following addresses:

                    If to Buyer to:

                    Columbia Sportswear Company
                    6600 North Baltimore
                    Portland, OR  97203
                    Attention:  Mr. Timothy Boyle


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                    If to Seller to:

                    Kathy and Frank Deggendorfer
                    67809 Cloverdale Road
                    Sisters, Oregon  97759

or to such other address as either Buyer or Seller may designate by notice to the other.

            8.7 LAW OF AGREEMENT. This Agreement shall be interpreted under and enforced in accordance with the laws of the State of Oregon applicable to contracts made and to be performed entirely within such state.

            8.8 ARBITRATION. Buyer and Seller agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association. The arbitration hearing shall be held in Portland, Oregon at such time and place as fixed by the arbitrators.

            8.9 AMENDMENT OF AGREEMENT. This Agreement may be amended or modified only by written agreement executed by all the parties hereto.

            8.9 ASSIGNMENT. This Agreement may not be assigned by any party without the consent of the other parties to this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first written above.

                              BUYER:

                              COLUMBIA SPORTSWEAR COMPANY



                              By:
                                 ----------------------------------------------
                              Name:
                                   --------------------------------------------
                              Title:
                                    -------------------------------------------

                              SELLER:


                              COLUMBIA OUTFITTERS, INC.



                              By:
                                 ----------------------------------------------
                              Name:
                                   --------------------------------------------
                              Title:
                                    -------------------------------------------


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